EXHIBIT A



         First Trust DJ Stoxx Select Dividend 30 Index Fund

         First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund

         First Trust Dow Jones Global Select Dividend Index(SM) Fund

         First Trust Europe Select AlphaDEX(TM) Fund

         First Trust Japan Select AlphaDEX(TM) Fund

         First Trust Global IPOX-100 Index Fund

         First Trust ISE Global Wind Energy Index Fund